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EXHIBIT 10.2

                           ENGLISH LANGUAGE SUMMARY OF
                             JOINT VENTURE AGREEMENT
                                 BY AND BETWEEN

                LANBEISI EDUCATION & CULTURE INDUSTRIAL CO., LTD,

            SICHUAN PROVINCE EDUCATION INSTITUTIONAL SERVICE CENTER,
                                       AND
              KID CASTLE EDUCATIONAL SOFTWARE DEVELOPMENT CO., LTD.

     [ENGLISH LANGUAGE SUMMARY OF ORIGINAL AGREEMENT WHICH IS IN SIMPLIFIED
                                    CHINESE]

The Joint Venture Agreement (the "JV Agreement") was entered into by and between LANBEISI Education & Culture Industrial Co., Ltd, in Sichuan Province, People's Republic of China ("PRC")("Party A"), Sichuan Province Education Institutional Service Center, in Sichuan Province, PRC ("Party B") and Kid Castle Educational Software Development Co., Ltd. ("Party C") on April 28, 2004 for the purpose of forming a joint venture company called Sichuan LANBEISI Kid Castle Education Development Co., Ltd. under the laws of the PRC (the "JV").

The JV Agreement provides that the JV will have a total capitalization and registered capital of RMB$ 800,000. Party A will contribute RMB$ 360,000 in cash for 45% of the capital stock, Party B will contribute RMB$ 80,000 in cash for 10% of the capital stock, and Party C will contribute RMB$ 360,000 in cash for the other 45% of the capital stock. Each party may transfer all or part of its capital stock of the JV to the other parties. The transfer of all or part of the capital stock of the JV to any third party requires the consent of a majority of all parties. The other parties shall have the right of first refusal to purchase the capital stock of such approved transfer from the selling party. Any dissenting party shall be required to purchase the capital stock proposed to be transferred; otherwise, such party shall be deemed to consent to such transfer. The approval of the appropriate government authorities is also required for the transfer.

The scope of business to be conducted by the JV includes: education administrative, training and advisory services; advise on corporate image, marketing planning, brand management consulting, retail of children educational products; and wholesale and retail of electronic publications. Subject to the applicable laws, the JV may, in accordance with its needs, establish another business entity or educational institution who has same or similar business scope as JV.

Under the JV Agreement, the JV will be established by May 31, 2004 and have an office in Chengdu City, Sichuan, PRC. Party A shall be responsible for reporting and applying with appropriate government authorities for approval of the JV; obtaining the business license for all of JV's business scope; providing a place in Chengdu city, Sichuan, PRC for lease to the JV to establish schools; remitting capital and handling other relevant procedures for establishing new corporation; not selling, leasing or dispose the place leasing to the JV as guaranty to others; applying with governmental authorities and obtaining license for the JV in relation to publication; applying with governmental authorities and obtaining approvals of educational investment and establishing schools, and entitling the JV to benefit from tax deduction and relevant benefit policy; coordinating the relationship between JV and relevant educational departments; assisting the development of the conditions for establishing schools; preparing educational equipments; faculty and staff recruiting; assisting the staff of the JV outside PRC to deal with matters in relations to work permit, visa and other relevant procedures, and assisting JV to manage other relevant

Exhibit 10.2- 1

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matters. Party B is responsible for utilizing its sources and advantage, to the extent permitted by laws, to assist the JV to develop its business and coordinating the relationships between JV and relevant educational department. Party C is responsible for creating business relationship between JV and Party C; providing JV education information and teaching materials and concepts of Kid Castle's children English education; training of management, technical and teaching staff of JV; advising internal control and marketing of JV; recruiting of overseas staff, foreign professionals and faculty; recommending prospective management and technical personnel and other required personnel; and drafting all legal documents required for incorporation of JV. Party C will also provide advisory, production and other services pursuant to an agreement entered into simultaneously with the JV Agreement.

The JV Agreement reserves certain significant matters for determination by the shareholders. Resolution adopted by two-thirds or more of the shareholders is required for the merger or spin off of the JV, termination or dissolution of the JV, change of the business entity of the JV, change of the duration of the JV, reorganization of the JV, loans, deciding on or disposing of the guaranties in favor of the JV, deciding on whether to provide guaranties to third party, approval for the bonus plan and share holding plan for the JV's superior management personnel, and other material matters required to be decided by the shareholders' meetings. The board of the JV shall consist of 7 directors, of which 2 (including the chairman of the board) shall be appointed by Party A, 1 shall be appointed by Party B and 4 shall be appointed by Party C. Unanimous board approval is required for the merger, spin off or reorganization of the JV, termination or dissolution of the JV and any issuance of shares or other securities by the JV.

The duration of the JV shall be 10 years. Within the 6-month period prior to the expiration date of the JV, if either party wishes to continue the business contemplated by the JV, the other party shall have a right of first refusal to enter to an agreement with such party under the same terms and conditions of the JV Agreement.

The JV Agreement also contains provisions with respect to other obligations of the parties to each other and the JV, matters that require approval by the shareholders' meeting and the board, the duties and powers of the supervisors and management of the JV, labor administration, taxation and accounting procedures, procedures for dissolving and liquidating the JV, assets management after the dissolution and liquidation of the JV, insurance and duties of fiduciary and loyalty of directors and officers, amendment to the JV Agreement and liabilities for breaches of the JV Agreement, force majeure, governing law and other miscellaneous matters.

The articles of association adopted by the JV have substantially the same provisions as in the JV Agreement.

Exhibit 10.2- 2